Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of April 1, 2026 (the “Effective Date”) by and between Nano Dimension Technologies Ltd. (“NNDM”, or “Seller”), and Inspira Technologies Oxy B.H.N. Ltd. (“Company”, or “Buyer”). Seller and Buyer are each referred to herein as a “Party,” and together as “Parties.”

RECITALS

WHEREAS, Buyer desires to purchase, and Seller desires to sell, certain assets comprising Seller’s Business (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller desires to sell, and Buyer desires to acquire, the Purchased Assets (as defined below) on an “as-is, where-is” basis, subject only to the express terms of this Agreement, and except for the Fundamental Representations expressly set forth herein, Buyer is not relying on any representation or warranty of Seller, whether express or implied, regarding the Purchased Assets, the Business, or any other matter;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT
DEFINITIONS AND CONSTRUCTION

1.1.	Definitions

Capitalized terms used herein have the meanings set forth in this Agreement. The following terms have the following meanings:

1.1.1	“Accounts Receivable” means any AME Account Receivable and/or any Fabrica Accounts Receivable.

1.1.2	“AME Accounts Receivable” means accounts receivable attributable to the AME Business and listed in Annex 2.1.5, together with all rights, claims, causes of action and collections related thereto, and together with all liabilities, obligations, services, support obligations, warranty obligations, credits, offsets, returns, rebates, claims and other obligations relating thereto, whether arising prior to, on or after the Closing Date, unless expressly identified as an Excluded Liability in Annex 2.2.

1.1.3	“Fabrica Accounts Receivable” means accounts receivable attributable to the Fabrica Business and listed in Annex 2.1.5, together with all rights, claims, causes of action and collections related thereto, and together with all liabilities, obligations, services, support obligations, warranty obligations, credits, offsets, returns, rebates, claims and other obligations relating thereto, whether arising prior to, on or after the Closing Date, unless expressly identified as an Excluded Liability in Annex 2.2.

1.1.4	“Affiliate(s)” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

1.1.5	“AME Business” means Seller’s additive manufacturing electronics (AME) business and related operations, limited to the Purchased Assets and Assumed Liabilities as of Closing, and expressly excluding the Excluded Assets and Excluded Liabilities.

1.1.6	“Assumed Liabilities” has the meaning set forth in Section 2.2.

1.1.7	“Business” means the AME Business and the Fabrica Business.

1.1.8	“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Tel Aviv, Israel are authorized or required by Law to be closed.

1.1.9	“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with Section 2.

1.1.10	“Closing Date” means the date on which Closing occurs.

1.1.11	“Customer Advances” means all amounts received by Seller prior to the Closing from customers as advance payments, prepayments or deposits in connection with the Transferred Customer Contracts or otherwise relating to the Business, as expressly set forth in Annex 1.1.11.

1.1.12	“Deferred Consideration” means the additional purchase price payable pursuant to Section 5.1.2 plus applicable VAT.

1.1.13	“Deferred Consideration Period” means the twelve (12) month period beginning on the Closing Date and ending at the end of the full twelve (12) months thereafter.

1.1.14	“Earn-Out Statement” means a statement prepared by Buyer and reviewed by Buyer’s independent auditors setting forth AME Net Cash Proceeds, Fabrica Net Cash Proceeds and the resulting Deferred Consideration for each applicable period and in the aggregate, together with reasonable supporting detail and backup documentation sufficient to verify the calculations therein.

1.1.15	“Encumbrance” means any lien, pledge, charge, security interest, mortgage, deed of trust, claim, option, right of first refusal, right of first offer, restriction, easement, encroachment, or other encumbrance of any kind.

1.1.16	“Excluded Assets” has the meaning set forth in Section 2.3.

1.1.17	“Excluded Liabilities” means the liabilities relating to the Business that are expressly set forth in Annex 2.3.

1.1.18	“Fabrica Business” means Seller’s Nano Fabrica business and related operations, limited to the Purchased Assets and Assumed Liabilities as of Closing, and expressly excluding the Excluded Assets and Excluded Liabilities.

1.1.19	“Governmental Authority” means any governmental, regulatory, administrative, tax, judicial, arbitral or other authority, agency, commission, board or body (national, federal, state, local or foreign).

1.1.20	“Government Contract” means any Transferred Contract to which a Governmental Authority is a party or otherwise is a beneficiary of any rights thereof.

1.1.21	“Key Personnel” means the employees of Seller identified by Buyer in writing prior to Closing, to whom Buyer intends to extend employment offers following Closing; provided, however, that Key Personnel shall not constitute Purchased Assets.

1.1.22	“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction, including patents, patent applications, invention disclosures, trade secrets, know-how, copyrights, software, firmware, mask works, design rights, database rights, trademarks and domain names.

1.1.23	“Inventory” means the AME Inventory and the Fabrica Inventory.

1.1.24	“AME Inventory” means the finished goods, work-in-process and raw materials relating to the AME Business transferred to Buyer at Closing pursuant to Section 2.1.

1.1.25	“Fabrica Inventory” means the finished goods, work-in-process and raw materials relating to the Fabrica Business transferred to Buyer at Closing pursuant to Section 2.1.

1.1.26	“IIA” means the Israel Innovation Authority.

1.1.27	“Law” means any applicable law, statute, ordinance, rule, regulation, order, judgment, decree or other requirement of any Governmental Authority.

1.1.28	“AME Net Cash Proceeds” means cash amounts (x) invoiced and actually collected during the Deferred Consideration, or (y) invoiced during the Deferred Consideration Period and actually collected within six (6) months thereafter, in each case in respect of (i) sales, lease, consignment or other transfer of the transferred AME Inventory; and (ii) collections of AME Accounts Receivable for sale concluded and/or services provided by Seller prior to Closing, net only of: (a) returns, credits and discounts actually granted in the ordinary course and consistently applied; (b) shipping, handling, VAT, sales tax and/or duties actually borne in respect of such invoiced or collected amounts; and (c) third-party sales commissions actually paid to unaffiliated third parties in respect of such invoiced or collected amounts. For the avoidance of doubt, Buyer shall not take any action, omit to take any action, alter pricing, defer invoicing, accelerate credits, reallocate revenues, bundle products or services, or otherwise manipulate the operation of the AME Business or the Purchased Assets, in each case with the purpose or reasonably foreseeable effect of reducing AME Net Cash Proceeds, the Fabrica Net Cash Proceeds or Deferred Consideration. Buyer shall operate the transferred Business and the Purchased Assets in a commercially reasonable manner consistent with past practices.

1.1.29	“Fabrica Net Cash Proceeds” means cash amounts: (x) invoiced and actually collectedduring the Deferred Consideration Period, or (y) invoiced during the Deferred Consideration Period and actually collected within six (6) months thereafter, in each case in respect of collections of Fabrica Accounts Receivable for sale concluded and/or services provided by Seller prior to Closing, net only of: (a) returns, credits and customary discounts actually granted in the ordinary course and consistently applied; (b) shipping, handling, VAT, sales tax and/or duties actually borne in respect of such invoiced or collected amounts; and (c) third-party sales customary commissions actually paid to unaffiliated third parties in respect of such invoiced or collected amounts. For the avoidance of doubt, Buyer shall not take any action, omit to take any action, alter pricing, defer invoicing, accelerate credits, reallocate revenues, bundle products or services, or otherwise manipulate the operation of the Fabrica Business or the Purchased Assets, in each case with the purpose or reasonably foreseeable effect of reducing Fabrica Net Cash Proceeds. Buyer shall operate the transferred Fabrica Business and the Purchased Assets in a commercially reasonable manner consistent with past practices.

1.1.30	“Permits” means all permits, licenses, approvals, authorizations, consents, registrations, certificates and exemptions required under applicable Law.

1.1.31	“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity.

1.1.32	“Post-Closing Assistance Period” means the period commencing on the Closing Date and ending on the date that is two (2) months thereafter.

1.1.33	“Purchased Assets” has the meaning assigned to it in Section 2.1.

1.1.34	“Software” means any and all computer software, documentation, code and other materials, including assemblers, applets, compilers, source code, source code listings, object code, algorithms, data (including image and sound data), manuals, instructions, samples, examples, content, charts, diagrams, design tools and user interfaces, in any form or format, however fixed.

1.1.35	“Third Party Software” means any Software that is a component of or necessary to compile the Transferred Software and that is not owned by Seller.

1.1.36	“Trade Control Laws” means (a) Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. 4565), and its implementing regulations (including 31 C.F.R. Parts 800 and 802); (b) the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130); (c) the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774), including the anti-boycott provisions set forth in 15 C.F.R. Part 760; (d) the regulations administered by the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC) (31 C.F.R. Chapter V); and (e) the Israeli Defense Export Control Law, 2007, the Israeli Order of Import and Export (Control of Export of Dual Use Goods, Services and Technologies), 2006, the Order Governing the Control of Commodities and Services (Engagement in Encryption), 1974, and the Israeli Trading with the Enemy Ordinance, 1939, in each case together with all regulations and orders promulgated thereunder or issued by virtue thereof, as amended from time to time, and any successor or supplemental legislation, regulations, or orders applicable to the Company or any of its subsidiaries

1.1.37	“Trade Control Triggering Rights” means any of the following, to the extent such rights constitute “control,” “material nonpublic technical information,” “critical technology,” “sensitive personal data,” or “covered investment critical infrastructure,” in each case as such term is defined under applicable Trade Control Laws: (i) “control”; (ii) access to any “material nonpublic technical information” (as such term is defined under applicable Trade Control Laws) in the possession of the Company or any of its subsidiaries; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or any of its subsidiaries, or the right to nominate an individual to a position on any such Board or equivalent governing body of the Company or any of its subsidiaries; or (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company or any of its subsidiaries regarding (x) the use, development, acquisition, or release of any Company critical technology” (as defined under applicable Tade Control Laws); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined under applicable Tade Control Laws) of U.S. citizens maintained or collected by the Company or any of its subsidiaries, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined under applicable Tade Control Laws).

1.1.38	“Transferred Contracts” means those contracts expressly listed in Annex 2.1.4.

1.1.39	“Transferred Intellectual Property Rights”, or the “Transferred IP” means the Intellectual Property Right transferred to Buyer pursuant to Section 2.1.1.

1.1.40	“Transferred Software” means all proprietary Software developed and owned by Seller as of the Closing Date, related to, used in or necessary for the operation of the AME Business, as further set forth in and expressly listed in Annex 2.1.1, together with the related documentation expressly listed therein, including the Transferred Third Party Software, related to, used in or necessary for the operation of the AME Business. For the avoidance of doubt, (i) no Transferred Third Party Software, off-the-shelf software, SaaS subscriptions, hosted software, or other commercially available software shall constitute Transferred Software and/or the Purchased Assets unless expressly listed in Annex 2.1.1.1, and (ii) Buyer shall be solely responsible for procuring any Third Party Software or off-the-shelf software required for the use or operation of the Purchased Assets following Closing.

1.1.41	“Transferred Third Party Software” means all Seller’s rights to the Third-Party Software listed in Annex 2.1.1.1 hereto.

1.1.42	“Yissum Agreement” means the license agreement by and between the Seller and and Yissum Research Development Company of the Hebrew University of Jerusalem, dated September 16, 2014 (as amended).

1.2	Construction

1.2.1	The singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders;

1.2.2	Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement;

1.2.3	The words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation;”

1.2.4	Except as otherwise indicated, all references in this Agreement to “Sections”, “Subsections” and “Annexes” are intended to refer to Sections or Subsections of this Agreement and Annexes to this Agreement; and

1.2.5	The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

2	SALE, TRANSFER AND ASIGNMENT OF THE PURCHASED ASSETS, EXCLUDED ASSETS, RELATED TRANSACTIONS

2.1	Sale and Transfer of Assets.

Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, Seller’s right, title and interest in and to the Purchased Assets expressly listed in Annex 2.1, on an “as-is, where-is” basis and subject only to the express terms of this Agreement. In furtherance of the foregoing, Seller shall (i) irrevocably grant, convey and assign to the Buyer all of its worldwide right, title and interest in and to the Purchased Assets, to be held and enjoyed by the Buyer and its successors and assigns; and (ii) further irrevocably grant, convey and assign to the Buyer all of its worldwide right, title and interest in and to any and all causes of action and rights of recovery for past infringement or misappropriation of the Transferred Intellectual Property Rights, to be held and enjoyed by Buyer and its successors and assigns, and the Buyer shall accept the foregoing grants, conveyances and assignments. For the avoidance of doubt, the Purchased Assets shall consist solely of the assets expressly identified in Annex 2.1 and the corresponding sub-annexes.

(collectively, the “Purchased Assets”):

2.1.1	Intellectual Property and Know-How: the Intellectual Property expressly listed in Annex 2.1.1 including the specific proprietary Software, know-how, patents, patent applications, invention disclosures, trade secrets, design rules, process documentation, CAD files, process recipes, firmware and software and engineering documentation, as set forth in Annex 2.1.1 hereto, in each case specifically excluding any customers’ Intellectual Property (the “Transferred Intellectual Property Rights”, or the “Transferred IP”). Seller shall have no post-Closing obligation to create, reconstruct, explain, supplement or otherwise provide any additional know-how not expressly delivered at Closing;

2.1.2	Equipment and Tooling; Books and Records: the equipment and tooling used in Business expressly set forth in Annex 2.1.2 hereto and all technical documentation, quality and manufacturing records, test reports, certifications and related books and records expressly listed in Annex 2.1.2.

2.1.3	Inventory: Inventory as of Closing, expressly set forth in Annex 2.1.3;

2.1.4	Transferred Contracts: transferable customer contracts/POs (to the extent assignable), and related relationship/pipeline documentation, leasehold rights, and other contracts in each case expressly listed in in Annex 2.1.4 hereto (the “Transferred Customer Contracts”) and any other contract specifically assumed by the Buyer and specified as such in Annex 2.1.4 (a) including, for the avoidance of doubt, the Transferred Leasehold. Any contract not expressly listed in Annex 2.1.4 shall be deemed an Excluded Asset. Any customer contract expressly identified in Annex 2.1.4 for which third party consent is required and has not been obtained as of Closing, shall be subject to a temporary transition arrangement and handled exclusively in accordance with Annex 2.1.4 and Section 7.3;

2.1.5	Accounts Receivables: the account receivables listed in Annex 2.1.5, attributable to the Business together with all underlying rights, claims and collections, and together with all related liabilities, obligations, credits, returns, rebates, support obligations, warranty obligations and other obligations relating thereto, except to the extent expressly identified as Excluded Liabilities in Annex 2.3;

2.1.6	Leasehold Rights: Seller’s leasehold rights in connection with that certain real property in Ness Ziona for purposes of operations of the Business, as set forth in Annex 2.1.6 (the “Transferred Leasehold”); provided, however, that (i) Buyer shall be solely responsible, at its sole cost and expense, for obtaining any landlord consent required for the assignment or transfer of the Transferred Leasehold, (ii) the obtaining of such consent shall not be a condition to Closing, (iii) Buyer shall bear and be solely responsible for any payments, fees, charges, penalties or other amounts required by the landlord or any third party in connection with or arising out of such consent or the transfer of the Transferred Leasehold, (iv) as of Closing, Buyer shall assume the Transferred Leasehold and all liabilities and obligations arising thereunder from and after Closing, and (v) from and after Closing, Seller shall have no liability whatsoever to the landlord or otherwise in respect of the Transferred Leasehold, and Buyer shall indemnify and hold Seller harmless from and against any and all liabilities, obligations, claims, losses, damages and expenses arising out of or relating to the Transferred Leasehold from and after Closing.

2.2	Assumption of Liabilities.

Without derogating from the provisions of Section 2.1 and subject to all terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge solely the following liabilities (the “Assumed Liabilities”) all liabilities, obligations and commitments associated with, or relating to the transferred operations of the Business and/or the Purchased Assets arising before closing and all such liabilities, obligations and commitments associated with, or relating to the transferred operations of the Business and/or the Purchased Assets arising after Closing, in each case except to the extent expressly identified as Excluded Liabilities under Section 2.3, Annex 2.3 and Annex 2.3.8, including:

2.2.1	all obligations arising under or relating to the Transferred Customer Contracts, Accounts Receivables, Inventory, transferred services, support obligations, warranty obligations, customer claims, credits, offsets, rebates, returns and collections, arising before Closing, to the extent relating to the Purchased Assets or the transferred Business and all obligations arising under or relating to the Transferred Customer Contracts, Accounts Receivables, Inventory, transferred services, support obligations, warranty obligations, customer claims, credits, offsets, rebates, returns and collections, arising after Closing; in each case except to the extent expressly identified as Excluded Liabilities in Annex 2.3;

2.2.2	Customer Advances: Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, with respect to any Customer Advances, Buyer shall be solely responsible, from and after the Closing, for the fulfillment, performance and delivery of all products, inventory and services corresponding thereto, and for all liabilities and obligations arising out of or relating thereto, whether arising prior to, on or after the Closing. For the avoidance of doubt, such obligations shall constitute Assumed Liabilities in all respects, and Buyer shall have no right to any reimbursement, adjustment or claim against Seller in respect thereof.

2.2.3	the liabilities, obligations, royalties, restrictions, undertakings and commitments including, without limitation, to the IIA, to Yissum under the Yissum Agreement and to any other governmental authorities related liabilities, R&D grants, programs, approvals or undertakings associated with the Purchased Assets or the transferred Business, arising after the Closing, as further set forth in Annex 2.2.3 hereto; and

2.2.4	the liabilities under the Transferred Leasehold.

2.3	Excluded Assets

Notwithstanding anything to the contrary herein, the Purchased Assets shall not include, and Seller shall retain, the following assets (collectively, the “Excluded Assets”):

2.3.1	Corporate level assets, cash, cash equivalents, bank accounts, securities and other assets of Seller, whether or not related to the AME Business;

2.3.2	Tax refunds, Tax attributes and any rights to receive refunds or credits for Taxes attributable to periods ending on or before Closing;

2.3.3	Intercompany receivables not directly tied to the transferred Business;

2.3.4	Personnel files and records, except to the extent legally required to be transferred or shared, subject to Law;

2.3.5	NNDM personnel, including Key Personnel, and any liabilities towards personnel retained by Company, as accrued prior to the Closing;

2.3.6	All assets not expressly included in the Purchased Assets (and for the avoidance of doubt, no asset shall be included by implication, operation of law or reference to the Business generally);

2.3.7	Any non-transferable contracts/licenses or rights deemed to be required by Company, for which required consents are not obtained at Closing, until required consents are obtained and unless otherwise expressly addressed in Annex 2.1.4 and Section 7.3; and

2.3.8	any assets set forth in Annex 2.3.8.

2.4	Further Assurances

During the Post-Closing Assistance Period only, Seller will, upon reasonable written request and at Buyer’s expense, use commercially reasonable efforts to take such actions and execute and deliver such documents as may be reasonably required in order to effect and perfect the grants, conveyances and assignments contained herein, to enable the Buyer to obtain the full benefits of this Agreement and the transactions contemplated hereby, or to otherwise enforce or protect the Transferred Intellectual Property Rights and all other Purchased Assets:

2.4.1	deliver to the Buyer records, data or other documents relating to the Transferred Intellectual Property Rights that are in Seller’s possession;

2.4.2	deliver to the Buyer records, data or other documents relating to end users that are in Seller’s possession;

2.4.3	execute and deliver assignments, licenses, consents, documents or further instruments of transfer, and consent to the filing of the sole applications, including without limitation the short form assignments to be agreed between the Parties prior to Closing and thereafter attached as Annex 2.4.3; and

2.4.4	take other reasonable actions, render other assistance and execute other documents as are reasonably necessary to effect the specific transfers contemplated by this Agreement; provided that Seller shall not be required to incur any out-of-pocket cost, assume any liability, provide transition services, or undertake any substantive business activity, without its prior written consent.

2.5	Exclusive Ownership

At the Closing, subject to the terms and conditions of this Agreement, Buyer shall acquire whatever right, title and interest Seller has in and to the Purchased Assets as of Closing, on an “as-is, where-is” basis and without any representation or warranties except as expressly set forth herein. Without limitation from the generality of the foregoing, as of the Closing Date, Buyer will have the exclusive and unlimited right to publish any information concerning the Purchased Assets and the Business, to commercialize, prepare and sell products based upon, license, sublicense, prepare derivative works from, transfer to third parties, change, alter and otherwise exploit the Transferred Assets and any and all Transferred IP. Seller hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, which Seller (or its employees, agents or consultants) has or may have in any Purchased Assets. To the extent, if any, that Seller retains any right to the Transferred Software (excluding any Transferred Third Party Software), Seller hereby grants and agree to grant to the Buyer a perpetual, exclusive, irrevocable, fully paid-up, royalty free, transferable, sublicensable, worldwide right and license under any rights Seller may have to use, make, reproduce, distribute, display and perform, modify, sell, and otherwise exploit and distribute in any manner, all or any portion of such Transferred Software, in any form or media.

2.6	Power of Attorney

As of the Closing, Seller irrevocably designates and appoints the Buyer to act on its behalf and instead of Seller in order to execute and file any such application, and to do all other lawfully permitted acts to further the prosecution and issuance of Transferred Intellectual Property Rights provided for herein with the same legal force and effect as if executed by Seller. This power of attorney shall be deemed coupled with an interest, shall be irrevocable and shall survive the Closing without any time limitation.

2.7	Assumption of Liabilities; Retention of Liabilities

At the Closing, subject to the terms and conditions of this Agreement, Buyer shall assume all Assumed Liabilities, including (i) all liabilities related to the Purchased Assets; and (ii) without derogating from (i) above, the liabilities to the IIA as set forth in Section 2.8.5 (the “IIA Liabilities”), and any and all liabilities in connection with the Yissum Agreement arising from the Closing onwards (together, the “Assumed Liabilities”); Except for the Excluded Liabilities as set forth above in, Seller shall not retain any liability relating to the Purchased Assets or the transferred Business starting as of the Closing.

2.7A	No Post-Closing Seller Obligations. Except as expressly set forth in this Agreement, Seller shall have no liability or obligation whatsoever from and after the Closing with respect to the Purchased Assets or the Business, including toward any customers, vendors, counterparties, landlords, governmental authorities, employees or any other third party, whether arising by contract, law or otherwise. Without limiting the generality of the foregoing, all liabilities and obligations arising out of or relating to the Purchased Assets or the Business from and after the Closing shall be solely for the account of Buyer. Without limiting the foregoing, Seller shall have no liability whatsoever in respect of any Customer Advances or the fulfillment of any related products, inventory or services, and Buyer shall be solely responsible therefor and shall indemnify and hold Seller harmless from and against any and all claims, liabilities, losses, damages and expenses arising therefrom.

2.7B	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of execution versions of the agreements and documents contemplated hereby via email by .pdf, or at such other place or such other time or on such other date as is agreed to in writing by the Buyer and the Seller by no later than April 6, 2026.

The date of the Closing, which shall not be later than April 6, 2026, is referred to herein as the “Closing Date” and the Closing shall be deemed to occur as of the close of business on the Closing Date.

2.8	Delivery by Seller

On the Closing Date, the Seller shall deliver to the Buyer, each of which shall be in full force and effect, unless waived by Buyer:

2.8.1	Duly executed Minutes of the meeting of the Seller’s Board of Directors, approving the sale of the Purchased Asset, the entry into this Asset Purchase Agreement and all other elements of the transactions contemplated under this Agreement and the agreements and documents ancillary thereto (the “Ancillary Agreements”), such resolution substantially in the form attached hereto as Annex 2.8.1.

2.8.2	Dully executed consents by the pertinent party to the extent required in order to properly assign the Transferred Contracts to Buyer (excluding Transferred Leasehold which is the responsibility of Buyer to obtain necessary landlord consent and release of Seller), including, without limitation, the consent of Yissum ;

2.8.3	Notices of Assignment dully executed by Seller informing the counterparties of the assignment of the Transferred Contracts to Buyer, subject to Section 7.3);

2.8.4	Fully executed documents required for the assignment of the Transferred IP from Seller to Buyer including, without limitation, any and all patent and trademark assignment documents (from the US PTO or otherwise), to the extent applicable;

2.8.5	Written confirmation/approval from the Israel Innovation Authority (IIA), expressly approving the transfer and assumption by Buyer of all rights and obligations under IIA R&D Programs relating to the Business (namely programs number 53261, 55987 and 90013) (the “IIA Approval”).

2.9	Delivery by Buyer

On the Closing Date, Buyer shall:

2.9.1	Deliver executed form of assumption of rights and obligations form pertaining to Seller’s outstanding IIA obligations concerning the Business.

2.9.2	Wire - transfer the Closing Payment to Seller.

2.10	Retention

Prior to (and not later than) the Closing, Buyer shall be free, in its sole discretion, to negotiate potential employment terms with any Key Personnel following their termination by Seller. Seller makes no representation and undertakes no obligation with respect to the acceptance of any such engagement by the Key Personnel. For the avoidance of doubt, Seller shall have no obligation to ensure that any such individual accepts employment with Buyer and Seller shall not bear any responsibility or liability of any kind in the event any Key Personnel decline or fail to accept Buyer’s offer of employment, regardless of the reason.

3	OBLIGATIONS BETWEEN SIGNING AND closing

3.1	Third- Party Consents

Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that some of the consents required under Section 2.8.5 might not be obtained prior to signing of this Agreement anticipated on March 31, 2026, including the consent required from the Landlord in connection with the Transferred Leasehold, the consent of Yissum in connection with the Yissum Agreement and consent of the IIA to the transfer of the IIA Liabilities. The Parties shall cooperate in good faith, and shall use commercial reasonable efforts to obtain all such consents, approvals and confirmations as promptly as practicable prior to Closing Date and subject to Closing (the “Post – Signing Undertaking Period”). Following the signing of the Agreement, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent or waiver, or any release, substitution or amendment required to assign all Transferred Contracts and the IIA Approval.

3.2	Transfer of Computers

During the Post - Signing Undertaking Period, Seller and Buyer shall cooperate in good faith and use commercially reasonable efforts to transfer to Buyer as of the Closing Date and subject to Closing, all computers, and related equipment, together with any associated access credentials, that are included in the Purchased Assets, in each case excluding the servers (collectively, the "Transferred IT Assets"). Such transfer shall be effected as promptly as practicable and in any event within the Post - Signing Undertaking Period, subject to Closing and subject to applicable Law and any required third-party consents.

3.3	Termination of Employment of Key Personnel

During the Post - Signing Undertaking Period, Seller shall take all internal actions required to terminate the employment of the Key Personnel as of and subject to the Closing in accordance with applicable Law and the applicable employment agreements and policies. For the avoidance of doubt and without derogating from the foregoing, Buyer shall have no responsibility or liability for any obligation of Seller arising from or relating to the termination of employment of the Key Personnel through the Closing Date.

3.4	Transfer of Third - Party Licenses

During the Post - Signing Undertaking Period, Seller and Buyer shall cooperate in good faith and use commercially reasonable efforts to take such actions as may be necessary or advisable to efficiently transfer, assign or novate to Buyer (solely to the extent included in the Purchased Assets), or assist Buyer to procure by Buyer replacement licenses for Buyer, to the extent permitted by the applicable terms and conditions, all third party licenses, subscriptions and rights (including any maintenance and support rights) used in or necessary for the operation of the Business and the Purchased Assets following and subject to Closing in the same manner operated by Seller prior to Closing (collectively, the "Third Party Licenses Such cooperation shall include (as applicable) and at Buyer’s express request contacting the relevant licensors, executing documentation reasonably required by such licensors, and providing reasonable information and assistance requested by the applicable licensor to effect such transfer. Buyer shall bear all fees and charges imposed by third parties in connection with the transfer, assignment, novation or replacement of the Third - Party Licenses, and, unless otherwise agreed in writing, any such Third - Party Licenses that are not transferable shall be addressed in accordance with Section 6.3 (Temporary Transition Arrangements), to the extent permitted under the terms of the applicable licenses.

4	Closing Without Satisfaction of Certain Conditions; Post-Closing Undertakings.

4.1	The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, if the Closing has not occurred on or prior to April 6, 2026 (the “Target Date”) due to the absence of any third party or Governmental Authority consents, approvals, confirmations or waivers relating to a Transferred Contract (including the Transferred Leasehold) and/or the IIA Approval (each, an “Unfulfilled Condition”), the Closing shall be automatically consummated on such Target Date, irrespective of any such missing consents. Such consummation of the Closing shall constitute an irrevocable waiver by Buyer of any such Unfulfilled Condition, and Buyer shall assume all risks, liabilities and obligations arising from or relating to the absence of such consents, approvals, confirmations or waivers, and shall acquire the business on an “as is” basis, including with respect to any matters arising therefrom. The Closing shall be deemed completed and effective in all respects as of the Target Date, notwithstanding the existence of any Unfulfilled Condition.

4.2	Without limiting the foregoing, the Parties shall perform the post-closing undertakings and obligations expressly set forth in this Agreement (including those under Section 3 if not fulfilled on the Closing) following the Closing. Buyer shall be solely responsible, at its sole cost and expense, for obtaining (and shall use commercially reasonable efforts to obtain) any and all consents, approvals, confirmations and waivers from third parties and/or Governmental Authorities required in connection with the transfer, assignment, novation, registration, perfection, use or operation of the Purchased Assets or the Business after the Closing, and Buyer shall bear and be solely responsible for any payments, fees, charges, penalties, costs and expenses imposed in connection therewith. To the extent that any Transferred Contracts cannot be transferred to Buyer as of the Target Date and/or and/or IIA Approval cannot be obtained by the Target Date, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Transferred Contract to Buyer as of the Closing. Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing. To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller from and after the Closing, to the extent related to such Transferred Contract in connection with the arrangements under this Section 4.

4.3	During the period in which Seller is performing any post-closing undertakings or obligations expressly required of Seller under this Agreement, including under this Section 4, (the “Post-Closing Performance Period”), Buyer (on behalf of itself and its Affiliates) irrevocably waives, releases and covenants not to sue Seller or any of its Affiliates, and shall not assert any claim, demand, action or proceeding against Seller or any of its Affiliates, whether in contract, tort or otherwise, arising out of or relating to any Unfulfilled Condition and/or Seller’s performance (or non-performance) of such post-closing undertakings or obligations, except to the extent resulting from Seller’s fraud or willful misconduct.

4.4	For the avoidance of doubt, from and after the Closing, including the Post-Closing Performance Period, subject to the terms and conditions of this Agreement, Buyer shall assume and be solely responsible for all liabilities, obligations, claims, losses, damages and expenses arising out of or relating to the Purchased Assets and/or the Business (including any liabilities associated with obtaining any required consents, approvals, confirmations or waivers), except solely to the extent expressly retained by Seller as an Excluded Liability under this Agreement.

5	Consideration

5.1	The Purchase Price. In return for the Purchased Assets, Buyer shall pay the Seller the amount of up to $12,500,000 plus VAT, to the extent applicable (the “Total Consideration”), in the following manner:

5.1.1	Closing Payment. At Closing, Buyer shall pay to Seller an amount equal to US$2,000,000 plus VAT, to the extent applicable, in immediately available funds by wire transfer (the “Closing Payment”); and

5.1.2	Deferred Consideration. In addition to the Closing Payment, Buyer shall pay to Seller, as additional purchase price for the Purchased Assets, such amount that reflects (A) 50% of the aggregate AME Net Cash Proceeds during the Deferred Consideration Period, capped at USD 4,000,000 plus VAT, to the extent applicable, and (B) 50% of the aggregate Fabrica Net Cash Proceeds during the Deferred Consideration Period, capped at USD6,500,000 plus VAT, to the extent applicable (collectively, the “Deferred Consideration” and, collectively with the Closing Payment, the “Purchase Price”). Notwithstanding anything to the contrary herein, the aggregate Deferred Consideration payable to Seller shall be reduced, on a dollar for dollar basis, by an amount equal to USD 111,762, representing the Customer Advances, as set forth in Annex 1.1.11. Such reduction shall be applied against the Deferred Consideration otherwise payable hereunder, and no portion of such amount shall be payable to Seller.

5.1.3	Quarterly Calculations and Payments. Buyer shall calculate AME Net Cash Proceeds and Fabrica Net Cash Proceeds on a quarterly basis. Within thirty (30) days following the end of each full three-month period after the Closing Date, Buyer shall deliver an Earn-Out Statement to Seller and shall pay the resulting Deferred Consideration (if any) for such quarter, together with the backup described in Section 5.1.5 and Annex 5.1.3. The Earn-Out Statements and all calculations of Deferred Consideration shall reflect the deduction of the Customer Advances amount as set forth in Section 5.1.2 and shall be audited and approved by Buyer’s independent public accountant that also reviewes and audits the financial statements of Buyer that are being submitted to the SEC and the public.

5.1.4	Final True-Up. Within thirty (30) following the end of the Deferred Consideration Period, Buyer shall deliver a final Earn-Out Statement setting forth the aggregate AME Net Cash Proceeds and Fabrica Net Cash Proceeds for the Deferred Consideration Period and the total Deferred Consideration payable (subject to the cap) ("Deferred Consideration Period Statement"), and Buyer shall pay any unpaid remaining Deferred Consideration, together with applicable VAT, to the extent applicable, within such 30-day period. The Earn-Out Statements and all calculations of Deferred Consideration shall reflect the deduction of the Customer Advances amount as set forth in Section 5.1.2. Within thirty (30) days following the end of the six (6) month period after the end of the Deferred Consideration Period, Buyer shall deliver to Seller an additional Earn-Out Statement (the "Post-Period Collections Statement") setting forth (A) the aggregate AME Net Cash Proceeds and Fabrica Net Cash Proceeds actually collected during such six (6) month period that are eligible to be included pursuant to the definitions of AME Net Cash Proceeds and Fabrica Net Cash Proceeds, and (B) the resulting additional Deferred Consideration payable in respect thereof. Buyer shall pay any additional amount shown as payable to Seller in the Post-Period Collections Statement, together with applicable VAT, within such thirty (30) day period. The Earn-Out Statements and all calculations of Deferred Consideration shall reflect the deduction of the Customer Advances amount as set forth in Section 5.1.2

5.1.5	Records and Review. Buyer shall maintain reasonably detailed books and records supporting the Earn-Out Statements for at least eighteen (18) months following the end of the Deferred Consideration Period. Seller may, at its expense, engage an independent accounting firm to review such records for the sole purpose of verifying the Earn-Out Statements, during normal business hours and upon at least two (2) Business Days’ prior written notice, subject to reasonable confidentiality undertakings. Buyer shall provide Seller and its accounting firm with reasonable access to the books, records, work papers, invoices, supporting schedules and other backup information reasonably necessary to verify the Earn-Out Statements, . Any disputes shall be resolved pursuant to Section 5.1.6.

5.1.6	Earn-Out Dispute Resolution. If Seller disputes an Earn-Out Statement, Seller shall notify Buyer in writing within twenty (20) Business Days after receipt, specifying in reasonable detail the disputed items. The Parties shall attempt in good faith to resolve the dispute within fifteen (15) Business Days. If not resolved, the dispute shall be submitted to an independent “big 4” accounting firm, which is not affiliated with any of the Parties and has not provided any service to any of the Parties during the preceding 3 months, as mutually agreed by the Parties acting as an expert and not as an arbitrator. The expert’s determination shall be final and binding absent manifest error. Fees shall be allocated as determined by the expert (or otherwise 50/50 if not specified).

5.1.7	Withholding. All payments shall be subject to withholding as required by applicable Law, subject to Seller providing any valid withholding certificates or tax rulings. Buyer shall cooperate reasonably with Seller to minimize any withholding to the extent permitted by law.

5.1.8	VAT. All amounts payable under this Agreement shall be increased by any applicable VAT to the extent required by law.

5.1.9	Commercially Reasonable Operation. Buyer shall operate the transferred Business and the Purchased Assets in a commercially reasonable manner and shall not take any action or omit to take any action with the primary purpose or reasonably foreseeable effect of reducing Deferred Consideration or AME Net Cash Proceeds or Fabrica Net Cash Proceeds.

6	CONFIDENTIAL INFORMATION

6.1	Disclosure

For purposes of this Agreement, “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, business plans or models, product plans, products, services, computer software and code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by either Party to the other Party, whether directly or indirectly, in writing, orally to Seller or by drawings or inspection of parts or equipment or owned by Buyer even though not delivered by the Buyer to Seller. It is understood that all Confidential Information of a Party shall remain the sole property of such Party and the receiving Party shall not have any interest therein. Upon the disclosing Party’s request, the receiving Party shall promptly return to the disclosing Party all such tangible Confidential Information.

6.2	Exclusions

Notwithstanding the provisions of Subsection 6.1, Confidential Information shall exclude information that the receiving Party can demonstrate: (i) was independently developed by the receiving Party without any use of the disclosing Party’s Confidential Information or by the receiving Party’s employees or other agents (or independent contractors hired by the receiving Party) who have not been exposed to the disclosing Party’s Confidential Information; (ii) becomes known to the receiving Party, without restriction, from a source other than the disclosing Party (or the disclosing Party Confidential Information) that had a right to disclose it without breach of this Agreement; or (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the receiving Party.

6.3	Transferred Software

Notwithstanding anything in Subsection 6.1 and Subsection 6.2, prior to the Closing, the Transferred Software (other than Transferred Third Party Software) and any other non public information regarding the Transferred Intellectual Property Rights shall be deemed Confidential Information of Seller, and as of and subject to the Closing, the Transferred Software (other than Transferred Third Party Software) and any other non-public information regarding the Transferred Intellectual Property Rights shall be deemed Confidential Information of Buyer.

6.4	Confidentiality Obligations

Each Party shall treat as confidential and not disclose to any third party any of the other Party’s Confidential Information and shall not use such Confidential Information for its or their own benefit. Without limiting the foregoing, each Party shall use at least the same degree of care which they use to prevent the disclosure of their own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the other Party’s Confidential Information. Each Party further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of any Confidential Information of the other Party. Each Party shall, upon written request of the other Party, destroy or deliver to such Party all such Confidential Information in its possession, and shall provide written confirmation that all such materials have been delivered or destroyed, provided, however, that each Party shall be entitled to keep a copy of the Confidential Information solely for archival and compliance purposes.

6.5	Transaction Public Announcement

The Parties agree that the public announcements concerning the transaction contemplated under this Agreement shall be substantially in the forms and substance attached hereto as Annex 6.5 (the “Transaction Public Announcements”). The Parties shall be entitled to issue additional public announcement concerning the transaction contemplated under this Agreement only following the public release of the Transaction Public Announcements.

7	FURTHER CONVEYANCES AND ASSUMPTIONS; CONSENT OF THIRD PARTIES

7.1	Subject to the Closing, and during the Post-Closing Assistance Period only, the Seller agrees to give the Buyer the right to, on behalf of and for the benefit of the Buyer and at Buyer’s cost and expense: (i) to demand and receive from time to time any and all the Purchased Assets and to make endorsements and give receipts and releases for and with respect to the same and any part thereof; and (ii) to institute, prosecute and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or settle any or all actions or proceedings with respect to any of the Purchased Assets, (iv) to do all such acts and things in relation thereto as Buyer shall deem necessary or desirable for the operation of the Business. Without limiting the foregoing, in the event that the Seller receives, at any time after the Closing, any payments related to the Business (including without limitation from any third party for payment under any Transferred Contract), solely to the extent such payment relates to post-Closing periods and not to services already performed by Seller prior to Closing, the Seller shall promptly transfer such payment to Buyer as designated by Buyer. Any amounts received by Seller that relate to periods prior to Closing, other than in respect of the Accounts Receivables or that relate to services actually performed by Seller prior to Closing, shall belong exclusively to Seller.

7.2	Without derogating from the foregoing, from time to time following the Closing, during the Post-Closing Assistance Period only and without additional consideration to the Seller, the Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver in a reasonably prompt manner, all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, in each case, as may be commercially reasonably necessary or appropriate to assure fully to Buyer and their respective successors or assignees, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement including with respect to the Purchased Assets and to assure to the Seller and its Affiliates, successors and assignees, the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby provided that Buyer shall bear all expenses in connection with the foregoing and that none of the foregoing shall not require Seller to incur any liability, provide transition services, or undertake any substantive business activity.

7.3	Notwithstanding anything to the contrary in this Agreement, to the extent that the sale, assignment, transfer, conveyance, or delivery to Buyer of any Purchased Asset requires any authorization, approval, consent, or waiver of any Governmental Body or third party, and any such authorization, approval, consent, or waiver has not been obtained prior to the Closing Date (or the Closing otherwise occurs notwithstanding the non-satisfaction of such requirement), then such asset shall be identified in Annex 7.3 and designated for a temporary transition arrangement. The Parties shall enter into such transition arrangement, in a form mutually agreed upon, for a period of up to 6 months pursuant to which, as between Seller and Buyer, Buyer shall assume all obligations and be entitled to all rights with respect to such Purchased Asset (including under any Transferred Contract). The Parties shall cooperate in good faith following Closing to implement such arrangement. Seller shall not be required to provide any substantive post-Closing performance, and shall have no liability with respect to any such asset or arrangement (and likewise, shall not be entitled to any benefit or payment in respect thereof), except in case of a liability caused due to Seller’s gross negligence or willful misconduct in performing expressly agreed transition services.

7.4	Except as expressly set forth in Annex 7.4, no rights under any nondisclosure, non-competition, non-solicitation or assignment agreements to which Seller is a party shall be deemed assigned to Buyer. To the extent any such agreement is expressly assigned or made available for Buyer’s benefit, Buyer shall assume all obligations thereunder and shall indemnify and hold Seller harmless from and against any and all liabilities arising out of Buyer’s use of or reliance upon such agreement following Closing. The confidentiality provisions of this Agreement shall supersede and replace any prior confidentiality arrangements between the Parties with respect to the transactions contemplated hereby.

7.5	Notwithstanding anything to the contrary in this Agreement, it is hereby clarified that, with respect to any employees of the Seller who will not be retained by Buyer following the Closing and whose employment with the Seller has been terminated prior to the Closing or following the Closing, the Seller shall has no obligation and shall bear no responsibility to enforce, monitor, support, or take any action whatsoever with respect to any nondisclosure, non competition, non solicitation, invention assignment or similar undertakings of such former employees. The Seller shall not be required to initiate any legal proceedings or take any enforcement action against such former employees unless: (i) the Buyer provides a written request identifying the alleged breach, (ii) the Buyer fully funds in advance all costs and expenses incurred in connection therewith and provides adequate security acceptable to the Seller, and (iii) such action does not impose any liability, exposure, cost, or obligation on the Seller.

7.6	Without derogating from Seller’s obligations under Section 7 (the Post-Closing Assistance Period), during a period of 60 days following the Effective Date, Seller shall, upon Buyer’s reasonable written request and at Buyer’s expense, reasonably cooperate with Buyer and its Representatives and provide such information, data and documents in Seller’s possession or control to the extent relating to the Purchased Assets and the Business as is reasonably necessary for purposes of auditing and verifying matters related to the Purchased Assets and the Business; provided that (i) such cooperation and provision of information shall be subject to reasonable confidentiality and data security requirements and applicable Law, (ii) Buyer shall not unreasonably interfere with Seller’s operations, and (iii) Seller shall not be required to create, reconstruct, or supplement any information, data, documents, books or records not maintained by Seller in the ordinary course of business. For the avoidance of doubt, Seller shall not be required to provide Buyer or its Representatives access to Seller's books and records.

8	REPRESENTATIONS AND WARRANTIES OF BUYER

8.1	Buyer represents and warrants to Seller, as of the Effective Date and the Closing Date, as though made as of the Closing Date, as follows: it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its business.

8.2	It has the full right, power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and fully perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and its performance of this Agreement and each Ancillary Agreement to which it is a party have been duly authorized by all necessary corporate actions on its behalf.

8.3	The execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party do not and will not (i) contravene, conflict with, or result in a violation of or breach of any provision of its organizational documents, (ii) contravene, conflict with, or result in any violation or breach of any provision of any judgment, injunction, order or decree of Governmental Body by which Buyer is bound, (iii) contravene, conflict with, or result in any violation or breach of any provision of any law applicable to it.

8.4	There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the best of its knowledge, threatened against it that seek to restrain or enjoin the consummation of the transactions contemplated hereby.

8.5	As-Is Purchase; No Reliance. Buyer acknowledges and agrees that, except for the Fundamental Representations expressly set forth in Sections 9.2, 9.3 and 9.5 (the “Fundamental Representations”), the Purchased Assets are being sold, assigned, transferred and conveyed on an “as is, where is” basis, with all faults, and without any representation or warranty of any kind, express or implied, at law or in equity, including any implied warranties of merchantability, fitness for a particular purpose, title (other than as expressly set forth in the Fundamental Representations), non - infringement, functionality, condition, compliance with applicable law, collectability, enforceability or sufficiency for the operation of the AME Business. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it has conducted, to its satisfaction, an independent investigation of the Purchased Assets and the AME Business, and that it is not relying, and has not relied, on any representation or warranty, express or implied, of Seller or any of its affiliates or representatives, other than the Fundamental Representations expressly set forth in this Agreement.

9	REPRESENTATIONS AND WARRANTIES OF SELLER

9.1	Except as specifically disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”) (referencing the appropriate section and paragraph numbers), Seller represents and warrants to Buyer, as of the Effective Date and the Closing Date, as though made as of the Closing Date, as follows (the “Fundamental Representations”):

9.2	Validity and Good Standing. Seller is a company duly incorporated and validly existing under the laws of the State of Israel. Seller has the corporate power and authority necessary to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and of each such other Ancillary Agreement have been duly authorized by all necessary action on the part of Seller and its board of directors. This Agreement and any Ancillary Agreements that have been duly executed and delivered by Seller constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

9.3	Authority. The execution, delivery and performance by Seller of this Agreement and any Ancillary Agreement to which it is a party do not and will not (i) contravene or violate its organizational documents, (ii) contravene or violate any applicable law binding upon Seller, or (iii) contravene or violate any judgment, injunction, order or decree binding upon Seller, except in each case as would not prevent Seller from consummating the transactions contemplated hereby.

9.4	No Power of Attorney. No Person has on the Closing Date a valid power of attorney granted by the Seller in respect of any Purchased Assets.

9.5	Ownership. Seller is the exclusive owner of all right, title and interest to and in the Purchased Assets; provided that with respect to any Third-Party Software, the Seller has a valid license to use such Third-Party Software.

9.5.1	The Purchased Assets are free and clear of any Encumbrances (other than the IIA Liabilities). The Purchased Assets include all of the Software and Intellectual Property Rights owned and transferable by Seller that relate to the Business.

9.5.2	To the Seller’s best knowledge, the Transferred IP and Third - Party Software, have not and do not infringe any third party’s Intellectual Property Rights, including, but not limited to patents, Trademarks, trade secrets, or copyrights of any third party.

9.5.3	Schedule 9.9.3 of the Disclosure Schedule lists all registrations and registration applications pendent with respect to the Transferred Intellectual Property Rights (collectively, “Transferred Registrations”). With respect to such Transferred Registrations, to the best knowledge of the Seller, all necessary registration, maintenance, and renewal fees have been paid as listed in Schedule 9.9.3 of the Disclosure Schedule.

9.5.4	Schedule 9.9.4 of the Disclosure Schedule provides a complete, accurate list of all Third-Party Software included in the Transferred Software.

9.5.5	Except as set forth in Schedule 9.9.5 of the Disclosure Schedule, the Purchased Assets constitute all assets and/or rights of Company used in the operation of the Business as conducted as of the Closing Date.

9.6	Litigation.

9.6.1	There has not been any and there is no action, suit, claim, proceeding or investigation of any nature pending or threatened against Seller arising out of the ownership or use of the Purchased Assets in the operation of the Business as conducted as of the Closing Date.

9.7	Confidentiality. Seller has taken all reasonable steps that are required to protect Seller’s rights in Confidential Information and Trade Secrets within the Transferred Software.

9.8	Public Agencies. Except as set forth in Schedule 9.12 of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Body, university, college, other educational institution or research center or funding from third parties was used directly or indirectly in the development of the Purchased Assets in whole or in part.

9.9	Governmental Grants

9.10

9.10.1	Except as set forth in Schedule 9.13, none of the Transferred Intellectual Property Rights were developed by or for or on behalf of, or using grants or any other subsidies of, any governmental entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Seller’s Intellectual Property (“Grants”). Schedule 9.13 sets forth: (a) the aggregate amount of each Grant; (b) the aggregate outstanding obligations of Seller under each Grant with respect to royalties or other payments; and (c) the outstanding amounts to be paid to Seller under the Grants by the governmental entity, if any. Seller is in material compliance with the terms and conditions of each Grant.

9.10.2	Save for IIA approval, no consent or any other approval is required from the foregoing entities in order to give force to the transactions contemplated herein and thereby.

9.10.3	Seller has made all payments due until Closing, and has fully complied with all material requirements under the Yissum Agreement until Closing.

9.11	Key Personnel. Seller shall use best efforts terminate the employment of all Key Personnel prior to the Closing Date in accordance with applicable law. In any event, Seller shall be solely responsible for all liabilities and obligations whatsoever, including but not limited to, statutory severance payments, accrued wages, accrued vacation, and other benefits, arising from or in connection with the termination of employment of such Key Personnel up to the Closing Date. Buyer intends to offer employment to such Key Personnel effective as of the Closing Date and will assume all liabilities and obligations related to their employment from and after the Closing Date. Buyer shall be solely responsible for any employment offers, employment arrangements and all liabilities arising therefrom from and after Closing. Seller makes no representation or warranty or undertaking regarding any employee, rehiring, transition, retention or employment matters other than that Seller shall be responsible for termination obligations accruing through Closing under applicable law.

9.12	Inventory Condition. Scheule 9.16 lists the Inventory. The Inventory has been stored, handled, packaged and maintained in a manner consistent with past practice and applicable Law.

9.13	Transferred Contracts. Schedule 9.17 sets forth a true, correct and complete list of all Transferred Contracts (including the Transferred Customer Contracts and the Transferred Leasehold).

9.14	Schedule 9.17 of the Disclosure Schedule identifies any (i) Transferred Contract which is a Governmental Contract, (ii) any Transferred Contract which is made in connection with any tender, (iii) any terms and conditions and/or SLAs provided to clients of Seller which are parties to a Transferred Contract.

9.15	Limited Representations; As-Is Acquisition. Notwithstanding anything to the contrary herein, Seller makes only the representations expressly set forth in this Section 9, and no other representation or warranty, express or implied, is made by Seller with respect to the Purchased Assets, the AME Business or otherwise. Without limiting the generality of the foregoing, Seller disclaims any and all other representations and warranties, including any implied warranties of merchantability, fitness for a particular purpose, title (other than as expressly set forth in the Fundamental Representations) and non-infringement. Buyer acknowledges and agrees that the Purchased Assets are being acquired on an “as is, where is” basis, with all faults.

10	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1	Survival of Representations, Warranties, Covenants and Agreements.

The Fundamental Representations shall survive the Closing Date for a period of two (2) months following the Closing Date; provided, however, that claims based upon an intentionally misleading or deceptive representation, a willful act or omission intended to intentionally breach any covenants, or fraud (collectively, “Fraud Matters”) shall survive as provided by applicable law. All other representations and warranties in this Agreement or in any Ancillary Agreement are hereby disclaimed and shall not survive Closing.

10.2	Limits on Liability.

10.2.1.1	Except in the case of any Fraud Matters set forth in this Agreement Seller shall not be obligated to Buyer whether under indemnity, contract, tort or otherwise and shall have no obligation to indemnify Buyer.

10.3	Neither Party shall be liable for any special, indirect, incidental, punitive or consequential loss, such as loss of business opportunities or loss of goodwill, whether in respect of any misrepresentation, breach of contract (other than Fraud Matters) tort, statutory duty or otherwise, which arises out of or in connection with this Agreement or its subject matter.

10.4	In all cases, except Fraud Matters, and without derogating from other limitations of liability specified herein, the Seller’s aggregate liability under this Agreement, the Ancillary Agreements, and in connection with all transactions contemplated hereunder and thereunder, whether under this Agreement, tort or otherwise, shall not exceed the amount of the value of the Purchase Price.

10.5	If the transaction is not consummated due to failure to meet certain of the Closing conditions set forth herein, no liability shall be imposed on either party hereto.

10.6	Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any Party hereto to apply for equitable remedies to enforce the other Parties’ obligations hereunder.

11	GENERAL

11.1	Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of both Seller and Buyer. Each subsequent Exhibit mutually agreed to and signed by the Parties shall be governed by this Agreement.

11.2	Costs and Expenses. Except as expressly provided herein, each Party shall be solely responsible for its own costs and expenses (including its attorneys’ fees and accountants’ fees): (i) incurred in negotiating and consummating the transactions contemplated hereby, and (ii) for maintaining and perfecting the rights granted to such Party hereunder, including costs for recordation of documents, registration of rights and payment of government fees incurred after the Effective Date.

11.3	No Agency. Each Party shall in all matters relating to this Agreement act as an independent contractor. None of the Parties shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the others, or to represent the other Parties as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture or partnership.

11.4	Notices.

11.4.1	Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Parties):

If to Seller:_

Nano Dimension Technologies Ltd.

60 Tower Road, Waltham,

Massachusetts, 02451, USA

Attn: David Stehlin, CEO

Email: david.stehlin@markforged.com

With a copy to:

(which shall not constitute notice):

Pearl Cohen Zedek Latzer Baratz

Azrieli Sarona Tower, 53rd Floor

121 Menachem Begin Road

Tel-Aviv 6701203, Israel

Attn: Adv. Zeev Pearl

Email: ZPearl@pearlcohen.com

If to Buyer:

Inspira Technologies Oxy B.H.N. Ltd.

2 Ha'Tidhar St.,

Ra'anana, 4366504, Israel

Attn: Dagi Ben-Noon, CEO

Email: dagi@inspirao2.com

With a copy to:

(which shall not constitute notice):

Sullivan & Worcester Tel-Aviv

28 Ha’arbaa st., Tel-Aviv, Israel

Attention: Tamir Chagal, Adv.

Email: tchagal@sullivanlaw.co.il

11.4.2	Any notice delivered by hand or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day. Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission. Any notice delivered by electronic mail to the applicable email address set forth above shall be deemed to have been duly given and received at the time of transmission, provided that the sender does not receive an automated error message or other notification of non-delivery, and provided further that if such transmission occurs on a day that is not a Business Day or after 4:00 p.m. (addressee’s local time), such notice shall be deemed to have been given and received on the next succeeding Business Day.

11.5	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel excluding that body of law pertaining to conflict of law. The Parties agree to submit to the exclusive jurisdiction of the State of Israel and the courts of Tel Aviv-Jaffa with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

11.6	Waiver

11.6.1	No failure on the part of a Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11.6.2	No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

11.7	Assignment. Neither Party shall have the right to assign or transfer this Agreement, or any of its rights hereunder (provided that, Buyer may assign, transfer and take all actions it deems fit with respect to the Transferred Assets following Closing), without the prior written permission of the other Party, which may be granted or withheld at its sole discretion. Any assignment in violation of this Subsection 11.7 is null and void.

11.8	Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of this Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

11.9	Entire Agreement. This Agreement (including the Exhibits and Annexes hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between or among the Parties hereto relating to the subject matter hereof. Except for the representations and warranties explicitly set forth in this Agreement, no Party makes any other representation or warranty, whether express or implied, to any other Party with respect to the Purchased Assets or otherwise in connection with the transactions contemplated by this Agreement. Upon Closing, the debenture notes issued in respect of the Advance Payments, shall be deemed fully paid and satisfied.

11.10	No Third - Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective permitted successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Person, other than the Indemnified Parties which will be deemed third party beneficiaries for the purposes of Section 10.

11.11	Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

NANO DIMENSION TECHNOLOGIES LTD

By:	/s/ David Stehlin
Name:	David Stehlin
Title:	Chief Executive Officer

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

By:	/s/ Dagi Ben-Noon
Name:	Dagi Ben-Noon
Title:	Chief Executive Officer

[NNDM – Inspira APA Execution Page]

Annex 1.1.11 Customer Advances

Annex 2.1 - Master list of Purchased Assets

Annex 2.1.1 - Transferred Intellectual Property and Proprietary Software

Annex 2.1.1.1 - Transferred Third Party Software

Annex 2.1.2 - Equipment, Tooling, Books and Records

Annex 2.1.3 - Inventory

Annex 2.1.4 - Transferred Contracts

Annex 2.1.5 - Accounts Receivable

Annex 2.1.6 - Transferred Leasehold

Annex 2.3 - Excluded Assets

Annex 2.2.3 - IIA / Yissum / Governmental Liabilities

Annex 2.3.8 - Additional Excluded Assets

Annex 6.5 - Transaction Public Announcement

Annex 7.3 - Temporary Transition Arrangement Assets

Annex 7.4 - Rights under nondisclosure, non-competition, non-solicitation and assignment agreements assigned to Buyer (if any)

Schedule 9 – Disclosure Schedule